Exhibit 10.7

MARQETA, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

The purpose of this Non-Employee Director Compensation Policy (the “Policy”) of Marqeta, Inc., a Delaware corporation (the “Company”), is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber members of the Board of Directors (the “Board”) who are not employees or officers of the Company or its subsidiaries (“Outside Directors”). This Policy will become effective as of the effective time of the registration statement for the Company’s initial public offering of equity securities (the “Effective Date”). In furtherance of the purpose stated above, all Outside Directors shall be paid compensation for services provided to the Company as set forth below:

I.	Annual Cash Retainer

Outside Directors will receive an annual retainer of $50,000 for their services as members of the Board, which will include their general availability and participation in meetings and conference calls. There are no per-meeting attendance fees for attending Board meetings or meetings of any committee of the Board.

Each annual cash retainer under this Policy will be paid quarterly in arrears on a prorated basis to each Outside Director who has served in the relevant capacity at any time during the immediately preceding fiscal quarter of the Company (“Fiscal Quarter”), and such payment will be made no later than the last day of the first month following the end of such immediately preceding Fiscal Quarter. For clarity, an Outside Director who has served as an Outside Director during only a portion of the relevant Fiscal Quarter will receive a prorated payment of the quarterly installment of the annual cash retainer, calculated based on the number of days during such Fiscal Quarter such Outside Director has served in the relevant capacities. For clarity, an Outside Director who has served as an Outside Director from the Effective Date through the end of the Fiscal Quarter containing the Effective Date (the “Initial Period”) will receive a prorated payment of the quarterly installment of the annual cash retainer, calculated based on the number of days during the Initial Period that such Outside Director has served in the relevant capacities.

II.	Equity Retainers

All grants of equity retainer awards to Outside Directors pursuant to this Policy will be automatic and nondiscretionary and will be made in accordance with the following provisions:

(a) Value. For purposes of this Policy, “Value” means with respect to (i) any award of stock options the grant date fair value of the option (i.e., Black-Scholes Value) determined in accordance with the reasonable assumptions and methodologies employed by the Company for calculating the fair value of options under ASC 718 or its successor provision, but excluding the impact of estimated forfeitures related to service-based vesting conditions; and (ii) any award of restricted stock and restricted stock units the product of (A) the average closing market price on The Nasdaq Global Select Market (or such other market on which the Company’s Class A common stock is then principally listed) of one share of the Company’s Class A common stock on the effective date of grant, or if no closing price is reported for such date, the closing price on the next immediately following date for which a closing price is reported, and (B) the aggregate number of shares pursuant to such award.

(b) Revisions. Subject to approval from the Board, the Compensation Committee may change and otherwise revise the terms of awards to be granted under this Policy, including, without limitation, the number of shares subject thereto, for awards of the same or different type granted on or after the date the Compensation Committee determines to make any such change or revision.

(c) Sale Event Acceleration. In the event of a Sale Event (as defined in the Company’s 2021 Stock Option and Incentive Plan (the “2021 Plan”)), the equity retainer awards granted to Outside Directors pursuant to this Policy shall become 100% vested and, if applicable, exercisable.

(d) Initial Grant. Following the Effective Date, each new Outside Director will receive an initial, one-time restricted stock unit grant, with a Value of $350,000 (the “Initial Grant”), that vests in three (3) equal installments on the first, second, and third anniversary of the grant date; provided, however, that all vesting will cease if the director ceases to provide services to the Company, unless the Board determines otherwise prior to the cessation of such services.

(e) Annual Grant. On the date of the Company’s annual meeting of stockholders, each Outside Director who will continue as a member of the Board following such annual meeting of stockholders will receive a restricted stock unit grant on the date of such Annual Meeting (the “Annual Grant”) with a Value of $175,000 that vests in full on the earlier of (i) the one-year anniversary of the grant date or (ii) the next annual meeting of stockholders; provided, however, that all vesting will cease if the director ceases to provide services to the Company, unless the Board determines otherwise prior to the cessation of such services.

Notwithstanding the forgoing provisions of Section II(e), any Outside Director who was granted an equity award prior to the Effective Date (a “Pre-IPO Equity Award”) will not be eligible to receive, and will not be granted, an Annual Grant unless and until all of the Outside Director’s Pre-IPO Equity Awards have vested in full.

III.	Expenses

The Company will reimburse all reasonable out-of-pocket expenses incurred by Outside Directors in attending meetings of the Board of Directors or any Committee thereof.

IV.	Maximum Annual Compensation

The aggregate amount of compensation, including both equity compensation and cash compensation, paid to any Outside Director in a calendar year period shall not exceed $750,000; provided, however that such amount shall be $1,000,000 for the calendar year in which the applicable Outside Director is initially elected or appointed to the Board (or such other limit as may be set forth in Section 3(b) of the 2021 Plan or any similar provision of a successor plan). For this purpose, the “amount” of equity compensation paid in a calendar year shall be determined based on the Value as calculated in Section II(a).

Date Approved: May 21, 2021